Exhibit 99.2

General

The SIAF-ME shares being traded on Merkur Market are registered at the Norwegian Central Securities Depositary ("CSD"), the värdepapperscentralen (“VPS”). The shares registered in the VPS are depositary receipts evidencing the beneficial right to the underlying shares, meaning that the instrument is the same as the shares trading in the US, with both instruments having the same ISIN code (US8293552050). In practice, the shareholder register in Norway is a sub-register to the master shareholder register in the US, administered by the US CSD -- Depository Trust Company (“DTC”) -- and SIAF's transfer agent Broadridge.

The information below is based on what each broker has informed us:

Avanza

Avanza does not permit holding of US OTC stocks in either Investeringssparkonto ("ISK"), or in a Kapitalförsäkring ("KF"). As such, they have informed shareholders that shares held in an ISK will be transferred to a regular securities account ("Aktie & Fondkonto"), and shares held in a KF will need to be sold, as these cannot be transferred out from a KF to an Aktie & Fondkonto.

Avanza has not determined yet whether they will allow their clients to sell the US OTC listed SIAF shares that in the future will be held in an Aktie & Fondkonto, once SIAF is delisted from Merkur Market and the VPS shares are registered in the DTC. In a scenario where Avanza will not take place, and you have not moved or sold your shares already, you can of course instruct Avanza to move the shares to NordNet, for example. That will permit trading in the SIAF shares over the telephone.

NordNet

Shares held in an Aktie & Fondkonto will automatically be converted after the delisting. Shares held in a KF will be converted if the shareholder chose to convert these before August 25; if not, the shares will automatically be sold. Shares bought in a KF from now until the delisting at September 10 will automatically be converted.

Other:

In case your shares are not held with a broker the standard procedure for converting shares from VPS to DTC will still be applicable after the delisting of the shares from Merkur market.

Summary

In order to retain maximum flexibility as a Nordic/Swedish shareholder, SIAF’s view on the best course of action for all Swedish shareholders, no matter which broker they use, is to move the shares held in ISK or KF into an Aktie & Fondkonto or KF at NordNet, where trading by telephone is permitted.